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                                                               HECO Exhibit 12.2
                                                               -----------------


Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


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                                                                                    Three months ended
                                                                                         March 31,
                                                                              ------------------------------
(dollars in thousands)                                                         1998                   1997
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FIXED CHARGES
Total interest charges..............................................          $12,161                $12,292
Interest component of rentals.......................................              179                    184
Pretax preferred stock dividend requirements of subsidiaries........            1,020                  1,057
Preferred securities distributions of trust subsidiary..............            1,006                     58
                                                                              -------                -------

TOTAL FIXED CHARGES.................................................          $14,366                $13,591
                                                                              =======                =======

EARNINGS
Income before preferred stock dividends of HECO.....................          $20,132                $18,085
Income taxes (see note below).......................................           13,016                 11,709
Fixed charges, as shown.............................................           14,366                 13,591
AFUDC for borrowed funds............................................           (1,616)                (1,527)
                                                                              -------                -------

EARNINGS AVAILABLE FOR FIXED CHARGES................................          $45,898                $41,858
                                                                              =======                =======

RATIO OF EARNINGS TO FIXED CHARGES..................................             3.19                   3.08
                                                                              =======                =======
Note:
Income taxes is comprised of the following
 Income tax expense relating to operating income from
    regulated activities............................................          $13,002                $11,704
 Income tax expense relating to income from
    nonregulated activities.........................................               14                      5
                                                                              -------                -------
                                                                              $13,016                $11,709
                                                                              =======                =======
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